Exhibit 99.1

GeoMet Common Stock To Begin Trading on the OTC Markets

Houston, Texas — August 13, 2012 - GeoMet, Inc. (OTCQB:GMET; NASDAQ:GMETP) (the “Company”) announced today that that the Company’s common stock will begin trading today on the OTCQB Marketplace under the Company’s current symbol, GMET. The OTCQB is a market tier for over-the-counter-traded companies that are registered and reporting with the Securities and Exchange Commission (“SEC”). The Company’s preferred stock will continue to trade on the NASDAQ Capital Market under the symbol GMETP.

On August 2, 2012 the Company was notified by the Listing Qualifications Department of the NASDAQ Stock Market that the Company’s common stock had closed at less than $1 over the previous 180 calendar days and, as a result, did not comply with listing rules.  The Company was further advised that its common stock would be scheduled for delisting from the NASDAQ Capital Market and would be suspended from trading at the opening of business on August 13, 2012.

The transition to the OTCQB Marketplace does not change the Company’s obligation to file periodic and other reports with the SEC under applicable federal securities law. Investors will be able to view Real Time Level II stock quotes for GeoMet’s common stock at www.otcmarkets.com/stock/GMET/quote.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, “expects,” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the willingness of investment banks to make a market on our common stock, volatility of future natural gas prices, which have been depressed recently, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Our principal operations and producing properties are located in Alabama, West Virginia and Virginia. We also control non-producing coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.